NEWS



FOR IMMEDIATE RELEASE

Contact:    Russell H. Plumb
            Chief Financial Officer
            (404) 296-5595

          SEROLOGICALS DOES NOT EXPECT TO REACH TARGETED SHIPMENTS

ATLANTA (April 15, 1999) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that it does not expect to reach targeted shipments over the remainder of this year for one of its major specialty therapeutic antibodies that is used to manufacture anti-D immune globulin ("anti-D"). The Company indicated that the anticipated shortfall is not due to any developments related to Serologicals' ability to collect these antibodies but rather to recent indications from two international customers that they will not be purchasing the amount of product that had originally been ordered or that Serologicals had anticipated for 1999. Both customers indicated that their manufacturing, or fractionation, facilities will be closed for longer than expected periods of time for various quality control enhancements, driven largely by changing regulatory requirements, and in one case, the validation of manufacturing procedures relating to its anti-D immune globulin product. Serologicals said that although it is attempting to market this planned volume of collections to other pharmaceutical companies, it does not expect to generate a sufficient level of incremental shipments to significantly offset the reduced demand from these customers. As a result, it believes that the shortfall in revenues could result in an impact on after-tax earnings of approximately $4.0 million, or about $0.15 per share (diluted), for the remainder of the year.

     Harold J. Tenoso, Ph.D., President and Chief Executive Officer, remarked, "Anti-D remains a vital therapeutic product and a significant end-use part for our antibodies. While current indications are that this development will have a negative effect on our 1999 operating results, we are evaluating what, if any, changes we may make to our collection activities and business."

     Tenoso said that the Company expects to release financial results for the first quarter of 1999 as planned on April 27, and indicated that this development had no impact on those results. For the year ended December 27, 1998, Serologicals reported revenues of $123.1 million and net income of $16.3 million, or $0.63 diluted earnings per share.

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of specialty human antibody-based products and services to major healthcare companies. The Company's services, including donor recruitment, donor management and clinical testing services, enable it to provide value-added products that are used as the active ingredients in therapeutic products for the treatment and management of diseases such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding a shortfall in revenues and its impact on earnings per share, its marketing efforts and any changes the Company may make to its collection activities or business. These forward-looking statements are subject to certain risks, uncertainties and other factors, including changes in government and industry mandated regulations or customer specifications and changes in the markets for the Company's products and services, which could cause actual results to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.



Serologicals is a registered trademark of Serologicals Royalty Company.

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